UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2026

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value	H	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 16, 2026, Thomas J. Pritzker notified the Board of Directors (the “Board”) of Hyatt Hotels Corporation (the “Company”) that he will retire as Executive Chairman of the Board, effective immediately, and will not stand for re-election as a Class II director at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Mr. Pritzker will serve the remainder of his term as a director of the Company. Mr. Pritzker’s decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On February 16, 2026, the Board appointed Mark S. Hoplamazian to succeed Mr. Pritzker as Chairman of the Board, in addition to his role as President and Chief Executive Officer of the Company, effective immediately.

Item 7.01.	Regulation FD Disclosure.

On February 16, 2026, the Company issued a press release announcing Mr. Pritzker’s decision to retire as Executive Chairman of the Board, effective immediately, and to not stand for re-election at the Annual Meeting, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The Company’s dual-class ownership structure, which is governed by the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), is not affected by Mr. Pritzker’s decision to retire as Executive Chairman of the Board and to not stand for re-election at the Annual Meeting.

As previously disclosed by the Company in filings with the Securities and Exchange Commission (“SEC”), there are currently three separate voting agreements entered into with or among the Company’s stockholders.  The 2007 Stockholders’ Agreement provides that shares of Class B common stock covered by the agreement will be voted consistent with the recommendation of the Company’s Board and that, at the time Mr. Pritzker is no longer the Executive Chairman of the Board, such voting provisions will terminate.  As of the date hereof, 2,270,395 shares of Class B common stock or approximately 4.0% of the total voting power of the Company’s outstanding common stock were covered by the 2007 Stockholders’ Agreement, and the voting provisions of these shares of Class B common stock terminate as a result of the retirement of Mr. Pritzker from his position as Executive Chairman of the Board.  The other two voting agreements, the Amended and Restated Global Hyatt Agreement and the Amended and Restated Foreign Global Hyatt Agreement, do not contain such provisions and currently remain in effect and unchanged.

The foregoing descriptions of the Charter and the three separate voting agreements do not purport to be complete and are subject to, and qualified in their entirety by, the Charter, the Amended and Restated Global Hyatt Agreement, the Amended and Restated Foreign Global Hyatt Agreement, and the 2007 Stockholders’ Agreement, respectively, copies of which have been filed with the SEC and are incorporated by reference herein.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

99.1	Hyatt Hotels Corporation Press Release, dated February 16, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: February 17, 2026	By:	/s/ Margaret C. Egan
		Name:	Margaret C. Egan
		Title:	Executive Vice President, General Counsel and Secretary